UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2004

CISCO SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of Principal Executive Offices)	(Zip Code)

(408) 526-4000

(The Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

On August 17, 2004, John T. Chambers, the Chief Executive Officer and President of Cisco Systems, Inc. (“Cisco”) adopted a pre-arranged stock trading plan to, over time, exercise Cisco stock options that are set to expire within a year of the date of exercise, and sell a portion of the acquired Cisco stock. This plan was established as part of his individual long-term strategy for asset diversification and liquidity. Mr. Chambers’ plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Cisco’s policies regarding stock transactions.

Under the plan, Mr. Chambers may sell up to 17,600,000 shares of Cisco stock, with sales beginning in November 2004. The plan is scheduled to terminate in April 2008. The shares will be acquired solely upon exercise of outstanding stock options that are set to expire within a year from the date of exercise. Pursuant to the terms of the plan, on each sale date, underlying shares of Cisco stock having a value equal to approximately 25 percent of Mr. Chambers’ net cash proceeds will be retained upon exercise and will not be sold. The transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: August 19, 2004	By:	/s/ Dennis D. Powell
	Name:	Dennis D. Powell
	Title:	Senior Vice President and Chief Financial Officer